Exhibit 99.1

QUARTA-RAD, INC.

Subscription Agreement

1. Investment:

The undersigned (“Buyer”) subscribes for ____________ Shares of Common Stock of QUARTA-RAD, INC. at $0.05 per share.

Total subscription price ($0.05 times number of Shares): = $_____________________.

PLEASE MAKE CHECKS PAYABLE TO: Connette Law Office- Escrow Account, Escrow Agent f/b/o QUARTA-RAD, INC.

2. Investor information:

Name (type or print)	SSN/EIN/Taxpayer I.D.

E-Mail address: _____________________
Address

Joint Name (type or print)	SSN/EIN/Taxpayer I.D
E-Mail address:
Address (If different from above)

Mailing Address (if different from above):
	Street	City/State	Zip

Business Phone: ( ) ____________________________ Home Phone: ( ) ___________________________

3. Type of ownership: (You must check one box)

Individual	Custodian for ________________________
Tenants in Common	Uniform Gifts to Minors Act of the State of: __________
Joint Tenants with rights of Survivorship	Corporation (Inc., LLC, LP) – Please List all officers, directors, partners, managers, etc.: ________________
Trust
Community Property	Other (please explain)

4. Further Representations, Warrants and Covenants. Buyer hereby represents warrants, covenants and agrees as follows:

(a)	Buyer is at least eighteen (18) years of age with an address as set forth in this Subscription Agreement.
(b)	Except as set forth in the Prospectus and the exhibits thereto, no representations or warranties, oral or otherwise, have been made to Buyer by the Company or any other person, whether or not associated with the Company or this offering. In entering into this transaction, Buyer is not relying upon any information, other than that contained in the Prospectus and the exhibits thereto and the results of any independent investigation conducted by Buyer at Buyer’s sole discretion and judgment.

(c)	Buyer is under no legal disability nor is Buyer subject to any order, which would prevent or interfere with Buyer’s execution, delivery and performance of this Subscription Agreement or his or her purchase of the Shares. The Shares are being purchased solely for Buyer’s own account and not for the account of others and for investment purposes only, and are not being purchased with a view to or for the transfer, assignment, resale or distribution thereof, in whole or part. Buyer has no present plans to enter into any contract, undertaking, agreement or arrangement with respect to the transfer, assignment, resale or distribution of any of the Shares.
(d)	Subscriber acknowledges that Quarta-Rad, Inc. is offering for sale a total of 1,500,000 shares of its common stock at a fixed price of $.05 per share and that all 1,500,000 shares must be sold in order for the offering to close.

Acceptance of Subscription.

(a)	It is understood that this subscription is not binding upon the Company until accepted by the Company, and that the Company has the right to accept or reject this subscription, in whole or in part, in its sole and complete discretion. If this subscription is rejected in whole, the Company shall return to Buyer, without interest, the Payment tendered by Buyer, in which case the Company and Buyer shall have no further obligation to each other hereunder. In the event of a partial rejection of this subscription, Buyer’s Payment will be returned to Buyer, without interest, whereupon Buyer agrees to deliver a new payment in the amount of the purchase price for the number of Shares to be purchased hereunder following a partial rejection of this subscription.

6. Governing Law.

(a)	This Subscription Agreement shall be governed and construed in all respects in accordance with the laws of the State of Delaware without giving effect to any conflict of laws or choice of law rules.

IN WITNESS WHEREOF, this Subscription Agreement has been executed and delivered by the Buyer and by the

Company on the respective dates set forth below.

INVESTOR SUBSCRIPTION ACCEPTED AS OF
_________ day of _____________________,
Signature of Buyer
QUARTA-RAD, INC.
Printed Name	1201 N. Orange St, Suite 700
Wilmington, DE 19801
Date	By:
Chief Executive Officer

Deliver completed subscription agreements and checks to:

Connette Law Office

438 E. Katella Ave., Suite 207

Orange, CA 92867